EXHIBIT 5.2

               SECOND AMENDMENT TO LICENSE AGREEMENT

     THIS SECOND AMENDMENT TO LICENSE AGREEMENT ("Second Amendment") is mad as of November 10, 1999, by and between SEARS, ROEBUCK AND CO., a New York corporation ("Sears") and CONSUMER PROGRAMS INCORPORATED, a Missouri corporation, ("Licensee").

     WHEREAS, Sears and Licensee are parties to that certain
License Agreement, dated as of January 1, 1999, (the "License
Agreement"); and

     WHEREAS, the License Agreement is the latest and current in a series of agreements under which Sears and Licensee have enjoyed a long and mutually beneficial relationship; and

     WHEREAS, Sears and Licensee agreed to amend the License
Agreement pursuant to the First Amendment to License Agreement dated June 11, 1999 (the "First Amendment"); and

     WHEREAS, it appears that the First Amendment will become null and void on December 31, 1999, in accordance with its terms; and

     WHEREAS, Sears and Licensee still desire to amend the License Agreement to strenghten their mutual commitment to continue their cooperative relationship;

     NOW THEREFORE, in consideration of the mutual covenants set forth herein, Sears and Licensee hereby agree to amend the License Agreement as follows:

     1. Article III of the License Agreement shall be amended in its entirety to read as follows:

              The term of this Agreement ("Term") shall be for a ten (10) year period beginning on January 1, 1999, and ending at the close of business on December 31, 2008, unless sooner terminated under any provisions of this Agreement.


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     2.  Article V of the License Agreement shall be amended by adding a new Section 5.18 to read as follows:

              5.18  EXCLUSIVE RELATIONSHIP

              Except for the three (3) "Mainstreet Portrait" businesses currently owned and operated by Licensee's affiliate, Licensee agrees that during the term of this Agreement, neither Licensee, CPI Corp., nor any of their respective affiliates controlling, controlled by, or under common control with Licensee or CPI Corp., shall perform or license the services or have any direct or indirect, controlling or non-controlling interest as a disclosed or beneficial owner, investor, partner, director, officer, employee, manager, consultant, representative, or agent, or in any other capacity, in any business offering or selling professional portrait photography studio services and related portrait products in the United States, Puerto Rico or Canada ("Competitive Business"), which is:

              (1) located in any specialty store, department store, discount store or other similar retail format;

              (2)  located within twenty (20) miles of a
                   Licensed Business licensed under this
                   Agreement or under the Off-Premises License
                   Agreement between Licensee and Sears of even date with this Agreement; or

              (3) offered or promoted through the following media:

                   (a) World Wide Web sites available to the
                       public over the Internet;

                   (b) Secured Internet sites or Intranet
                       sites;

                   (c) other interactive media for use in the
                       Licensed Businesses; and

                   (d) in electronic processing, data
                       interchange and other communications
                       done or made in connection with any
                       commercial transaction consummated
                       through the Internet or Intranet.

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If, during the term of this Agreement, Sears develops
Competitive Businesses in any territory or country outside of the United States, Puerto Rico or Canada and Licensee has no professional portrait studio businesses located within that country or territory at the time of this development, Licensee shall no longer have the right to develop Competitive Businesses in that country or territory throughout the remainder of the term of this Agreement in accordance with
Section 5.18. Licensee and Sears agree to use reasonable efforts to discuss their respective global strategies with each other as they develop.

     3. Section 9.5 shall be deleted in its entirety and the following substituted in its place:

         9.5  REPORTS

         If requested by Sears, Licensee shall provide to Sears reports of sales and income and Sears commissions paid in the manner and form prescribed by Sears, together with any other information Sears may require for its records or auditing purposes. If requested by Sears, Licensee shall promptly submit its financial report to Sears after the close of Licensee's fiscal year. Such report shall be audited by a certified public accountant. Such report shall include, but shall not be limited to, Licensee's profit and loss statement for such fiscal year and balance sheet at the end of such fiscal year, and shall be prepared in accordance with generally accepted accounting principles. If Licensee is a publicly held corporation, this requirement may be fulfilled by submission of Licensee's Annual Report on Form 10-K. Sears shall not disclose any such information that is not available to the public to any third parties without Licensee's prior consent.

     4. Section 14.1 of the License Agreement is hereby deleted in its entirety.

     5. Section 14.2 of the License Agreement is hereby amended by revising clause (b) to read:

              (b) there is a Change in Control (as defined
                  in SECTION 15.1 below) with respect to
                  Licensee to which Sears has not consented;

     6. Article XIV of the License Agreement shall be amended by adding a new Section 14.7 to read as follows:


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              14.7  COVENANT NOT TO COMPETE

              Except for the three (3) Mainstreet Portrait businesses currently owned and operated by Licensee's affiliate, upon:

              (1) termination of this Agreement by Sears in accordance with its terms and conditions, or

              (2) termination of this Agreement by Licensee without cause,

              Licensee and its affiliates agree, that for a period of two (2) years commencing on the effective date of termination, neither Licensee, CPI Corp., nor any of their affiliates controlling, controlled by or under common control with Licensee or CPI Corp., will perform or license the services or have any direct or indirect interest as a disclosed or beneficial owner, employee, investor, partner, director, officer, employee, consultant, representative, or agent or in any other capacity in any Competitive Business:

                   (a) operating within ten (10) miles of any
                       Licensed Business licensed under this
                       Agreement or the Off-Premises Agreement;
                       or

                   (b) offered or promoted through the
                       following media:

                       (i)   World Wide Web sites available to
                             the public over the Internet;

                       (ii)  Secured Internet sites or Intranet
                             sites;

                       (iii) other interactive media for use in
                             the Licensed Businesses; and

                       (iv)  in electronic processing, data
                             interchange and other
                             communications done or made in
                             connection with any commercial
                             transaction consummated through
                             the Internet or Intranet.

     7.  Section 15.1 of the Agreement shall be amended in its
         entirety to read as follows:
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              15.1  ASSIGNMENT BY LICENSEE

              Notwithstanding any other provision in this Agreement, Licensee may not assign, transfer, sublicense or convey any of its rights or obligations under this Agreement in whole or part, without Sears' prior written consent. Any Change in Control of Licensee shall constitute an assignment of this Agreement, for which Sears' prior written consent is reguired. Any attempted assignment, transfer, sublicense, conveyance or Change in Control without Sears' prior written consent is void.

              For purposes of this Agreement, a "CHANGE IN
              CONTROL" means an asset sale, merger,
              consolidation, or any other transaction or arrangement the effect of which is that fifty percent (50%) or more of the total voting power entitled to vote in the election of Licensee's board of directors is held by a person or persons other than the shareholders of Licensee, who, individually or as a group, held fifty percent (50%) or more of such voting power immediately prior to such event.

     8. Sears and Licensee hereby affirm the License Agreement as amended by this Second Amendment. This Second
         Amendment replaces and supersedes the First Amendment in its entirety.


IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment to the License Agreement as if the date first written above.

SEARS, ROEBUCK AND CO.           CONSUMER PROGRAMS INCORPORATED

By:  /s/ James R. Clifford       By:  /s/ Russ Isaak
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Its: President and Chief         Its: President
     Operating Officer                -------------------------
     Full-Line Stores
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